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                                [CN LETTERHEAD]

                                                                     EXHIBIT 5.1

May 1, 1998

Re:  REGISTRATION STATEMENT ON FORM F-4
     (REGISTRATION NO. 333-       )

Illinois Central Corporation
455 Cityfront Plaza
Chicago, Illinois 60611-5504

Ladies and Gentlemen:

     I, Jean Pierre Ouellet, Chief Legal Officer and Corporate Secretary of Canadian National Railway Company, a Canadian corporation (the "Company"), have acted as counsel to the Company in connection with the Company's Registration
Statement on Form F-4 (No. 333-     ) (the "Registration Statement") filed with
the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 17,187,662 shares of the Company's Common Stock, without par value (the "Shares").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the agreed consideration therefor in accordance with the terms of the Agreement and Plan of Merger referred to in the prospectus that is part of the Registration Statement, will be validly issued, fully paid and non-assessable.

     I am a member of the Bar of the Province of Quebec and the foregoing opinion is limited to the laws of the Province of Quebec and the laws of Canada applicable therein. As to all matters governed by or relating to laws other than the laws of the Province of Quebec and the laws of Canada applicable therein, I do not express any opinion.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to myself, as counsel, under the caption "Legal Matters" in the prospectus.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

                                            Very truly yours,

                                            /s/ Jean Pierre Ouellet